UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

HMN FINANCIAL INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1016 Civic Center Drive N.W.

Rochester, Minnesota 55901-6057

(507) 535-1200

March 22, 2012

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders to be held at the Rochester Golf and Country Club, located at 3100 W. Country Club Road, Rochester, Minnesota, on Tuesday, April 24, 2012, at 10:00 a.m., local time.

The corporate secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.

We hope that you will be able to attend the meeting in person, and we look forward to seeing you. Please vote your proxy through the Internet, by telephone, or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible, even if you plan to attend the annual meeting. If you later desire to revoke the proxy, you may do so at any time before it is exercised.

Sincerely,

Hugh C. Smith
Chairman of the Board of Directors

VOTING METHODS

The accompanying proxy statement describes important issues affecting HMN Financial, Inc. If you are a stockholder of record, you have the right to vote your shares through the Internet, by telephone or by mail. You also may revoke your proxy any time before the annual meeting. Please help us save time and administrative costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

a.	Go to the web site at http://www.eproxy.com/hmnf, 24 hours a day, seven days a week, until 11:59 p.m. central time on April 23, 2012.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number and create an electronic ballot.

c.	Follow the simple instructions provided.

2.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 11:59 p.m. central time on April 23, 2012.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number.

c.	Follow the simple instructions provided.

3.	BY MAIL (if you vote by telephone or Internet, please do not mail your proxy card)

a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 24, 2012:

The Proxy Statement and Annual Report to Stockholders are available at

http://www.proxydocs.com/hmnf

Your vote is important. Thank you for voting.

HMN FINANCIAL, INC.

Notice of Annual Meeting of Stockholders

to be held on

April 24, 2012

Notice is hereby given that the annual meeting of stockholders of HMN Financial, Inc. will be held at the Rochester Golf and Country Club, located at 3100 W. Country Club Road, Rochester, Minnesota, at 10:00 a.m., local time, on April 24, 2012.

A proxy card and a proxy statement for the meeting are enclosed.

The meeting is for the purpose of considering and acting upon:

1.	the election of three directors;

2.	the approval, in an advisory (non-binding) vote, of the compensation of executives, as disclosed in this proxy statement; and

3.	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012; and

such other matters as may properly come before the meeting, or any adjournments or postponements thereof. As of the date of this notice, the board of directors is not aware of any other business to come before the meeting.

Any action may be taken on the foregoing proposals at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned or postponed. Stockholders of record at the close of business on February 28, 2012, are the stockholders entitled to receive notice of, and to vote at, the meeting and any adjournments or postponements thereof.

A complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, between 9:00 a.m. and 5:00 p.m. central time, at HMN Financial, Inc., 1016 Civic Center Drive N.W., Rochester, Minnesota for a period of ten days prior to the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please vote your proxy by telephone or through the Internet, in accordance with the voting instructions set forth on the enclosed proxy card, or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible. You may revoke your proxy at any time prior to its exercise, and returning your proxy or voting your proxy by telephone or through the Internet will not affect your right to vote in person if you attend the meeting and revoke the proxy.

HMN FINANCIAL, INC. BY ORDER OF THE BOARD OF DIRECTORS

Cindy K. Hamlin
Secretary

Rochester, Minnesota

March 22, 2012

PROXY STATEMENT

ABOUT THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of HMN Financial, Inc. of proxies to be used at the annual meeting of stockholders, which will be held at the Rochester Golf and Country Club, located at 3100 W. Country Club Road, Rochester, Minnesota, on April 24, 2012, at 10:00 a.m., local time, and any adjournments or postponements of the meeting. The accompanying notice of annual meeting and this proxy statement are first being mailed to stockholders on or about March 22, 2012.

Certain information provided herein relates to Home Federal Savings Bank, a wholly owned subsidiary of our company referred to as “the bank.”

The board of directors requests that you vote on the proposals described in this proxy statement. You are invited to attend the meeting, but you do not need to attend the meeting to cast your vote.

What is the purpose of the annual meeting?

At the annual meeting we will ask our stockholders to vote on three matters:

1.	to elect three members of our board of directors, to serve until the conclusion of the third succeeding annual meeting of stockholders or until their successors have been duly elected and qualified;

2.	to approve, in an advisory (non-binding) vote, the compensation of executives, as disclosed in this proxy statement; and

3.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012;

as well as to transact other business that may properly be brought before the meeting. Following the formal portion of the meeting, our management will report on our performance and answer questions from our stockholders.

Who is entitled to vote at the meeting?

Common stock is our only authorized and outstanding security entitled to vote at the annual meeting. Holders of record of our common stock as of the close of business on February 28, 2012, the record date, will be entitled to one vote for each share of common stock then held. As of February 28, 2012, we had 4,423,981 shares of common stock issued and outstanding. The number of issued and outstanding shares excludes shares held in our treasury.

Who is entitled to attend the meeting?

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. If you plan to attend the meeting, please note that you will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices are not permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

One third of the outstanding shares of common stock entitled to vote constitutes a quorum for purposes of the meeting. Abstentions, votes withheld and broker-non votes will be counted for the purpose of determining the presence of a quorum.

How do I vote?

If you are a registered stockholder, proxies in the accompanying form that are properly signed and duly returned to us, voted by telephone or through the Internet in accordance with the voting instructions set forth below, and not revoked, will be voted in the manner specified. We encourage you to vote by telephone or on the Internet, if possible, to reduce the costs of tabulating the vote.

To vote by Internet:

a.	Go to the web site at http://www.eproxy.com/hmnf.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number and create an electronic ballot.

c.	Follow the simple instructions provided.

To vote by telephone:

a.	Call toll-free 1-800-560-1965.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number.

c.	Follow the simple instructions provided.

To vote by mail:

a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope.

If you are a registered stockholder and attend the annual meeting, you may deliver your proxy in person.

If you hold your shares in street name, meaning you hold them through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on your bank’s or broker’s voting procedures. Please follow the directions that your bank or broker provides.

All shares of our common stock represented at the meeting by properly executed proxies, duly delivered to our corporate secretary prior to or at the meeting, and not revoked, will be voted at the meeting in accordance with the instructions specified on the proxies.

What happens if no instructions are indicated on my proxy?

If no instructions are indicated, properly executed proxies will be voted for the nominees for director listed below, for the approval of the compensation of executives, as disclosed in this proxy statement, and for the ratification of the appointment of our independent registered public accounting firm. As of the date of this proxy statement, the board does not know of any matters, other than those described in the notice of annual meeting and this proxy statement, that are to come before the meeting. If any other matters are properly presented at the meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have, to the extent permitted by law, the discretion to vote on these matters in accordance with their best judgment.

May I revoke my proxy or change my vote?

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by filing with our corporate secretary, at or before the meeting, a written notice of revocation bearing a later date than the date on the proxy. A vote may be changed by duly executing a proxy dated a later date than the earlier proxy and relating to the same shares and delivering it to our corporate secretary at or before the meeting. Attendance at the meeting will not by itself revoke a previously granted proxy.

What is the recommendation of the board of directors on voting my shares?

Our board of directors recommends a vote for the election of the three nominated directors, for the approval of the compensation of executives, as disclosed in this proxy statement, and for the ratification of KPMG LLP as our independent registered public accounting firm. If any other matters come up for a vote at the meeting, the proxy holders will vote in line with the recommendations of the board of directors or, if there is no recommendation, at their own discretion.

What vote is required to approve each item?

Election of Directors. Directors are elected by a plurality of the voting power of the shares of common stock entitled to vote and present in person or represented by proxy at the meeting. For this purpose, a properly executed proxy marked withheld with respect to the election of director nominees will be counted for purposes of determining whether there is a quorum, but will have no effect on the outcome of the vote on the election of directors.

Other Items. For all other items that properly come before the meeting, the affirmative vote of a majority of the outstanding shares of common stock entitled to vote and present in person or represented by proxy at the meeting is required for approval. A properly executed proxy marked abstain with respect to any matter will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote.

What is the effect of abstentions and broker non-votes?

If stockholders indicate on their proxy that they wish to abstain from voting on a particular proposal, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the meeting. These shares will count toward determining whether or not a quorum is present. A proxy marked abstain on any of the proposals has the same effect as a vote against.

Although our shares of common stock are traded on the Nasdaq Global Market, we are subject to certain rules and regulations of the New York Stock Exchange, including those relating to the ability of brokers to vote on certain matters. If a stockholder does not give a broker holding the stockholder’s shares instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters that are not contested, such as the ratification of KPMG LLP as our independent registered public accounting firm. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. The rules of the New York Stock Exchange define the election of directors and actions on executive compensation as non-routine matters. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of the “routine” proposals on which they cast. Shares held by a broker on behalf of a stockholder will not be considered cast with respect to any “non-routine” proposals and will not be taken into account in determining the outcome of any of “non-routine” proposals.

May the meeting be adjourned?

If a quorum is not present at the meeting, the chairman of the meeting, or the stockholders present, by vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote, may adjourn the meeting. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will bear the cost of solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitation by mail, our directors, officers and regular employees, as well as employees of the bank, may solicit proxies personally or by telephone without additional compensation.

How may I obtain additional copies of the annual report?

Our 2011 annual report, including financial statements, is enclosed. The annual report is also available online at www.hmnf.com or www.proxydocs.com/hmnf. For additional printed copies, which are available without charge, please request copies in writing to 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057, Attention: Corporate Secretary.

What is the deadline for submitting a stockholder proposal for the 2013 annual meeting?

We must receive stockholder proposals intended to be presented at the 2013 annual meeting of stockholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 22, 2012. The inclusion of any stockholder proposals in the proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, including Rule 14a-8. We must receive any other stockholder proposals intended to be presented at the 2013 annual meeting of stockholders in writing at our principal executive office no later than 90 days in advance of the meeting (or if we do not publicly announce our annual meeting date 100 days in advance of the meeting date, by the close of business on the 10th day following the day on which notice of the meeting is mailed to stockholders or publicly made). We currently anticipate that our 2013 annual meeting of stockholders will be held on or about April 23, 2013; therefore, we must receive notice of any business to be brought before that meeting by January 23, 2013. Written copies of all stockholder proposals should be sent to our principal executive offices at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057, Attention: Corporate Secretary.

What does it mean if I receive more than one proxy card or instruction form?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone, or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting our transfer agent, Wells Fargo Shareowner Services, at 1-800-401-1957. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation.

I share an address with another stockholder, how can I change the number of copies of the proxy statement that we receive?

Generally, we are sending only one copy of the proxy materials to eligible stockholders who share a single address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding”, is designed to reduce our printing and postage costs. We will promptly deliver a separate copy of proxy materials to any stockholder who requests one by contacting our corporate secretary by telephone at (507) 535-1205, or by mail to our principal executive offices at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057, Attention: Corporate Secretary. If you are a registered stockholder residing at an address with another registered stockholder and you wish to receive a separate proxy in the future, or if the registered stockholders at that address currently are receiving multiple copies of the proxy materials and you wish to receive a single copy, you may contact our corporate secretary at the telephone number or address set forth above. If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

PROPOSAL I - ELECTION OF DIRECTORS

Background

Our certificate of incorporation provides that the board of directors shall fix the number of directors from time to time. On January 28, 2004, the size of the board was fixed at nine members, subject to the power of the board to increase the size of the board at any time. Our board is also subject to an automatic increase in its size in the event the holders of our outstanding preferred stock are entitled to elect two directors as provided below. The board is divided into three classes. The terms of three members of the board, Mr. Krehbiel, Dr. Smith, and Mr. Schneider, will expire at the conclusion of the meeting. Mr. Schneider will have completed his fourth three year term and reached board term limits as defined in the bylaws. The board has nominated Bradley C. Krehbiel and Hugh C. Smith, both current members of the board of directors, whose current terms will expire at the conclusion of the meeting, and Mark E. Utz, for election as directors to serve terms to expire at the conclusion of the third succeeding annual meeting of stockholders after their election, with each to hold office following each nominee’s election and qualification until his or her successor has duly been elected and qualified. It is intended that the proxies solicited on behalf of the board (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the meeting for the election of the nominees identified in the preceding paragraph. If any nominee is unable to serve, the shares of common stock represented by all of these proxies will be voted for the election of a substitute as the board may recommend.

Effective February 22, 2011, we and our banking subsidiary each entered into written supervisory agreements (each a “Supervisory Agreement,” and collectively, the “Supervisory Agreements”) with the Office of Thrift Supervision (the “OTS”). On July 21, 2011 the OTS was integrated into the Office of the Comptroller of the Currency (the “OCC”). Pursuant to this integration, the Office of the Comptroller of the Currency (the “OCC”) became the bank’s primary regulator and the Federal Reserve Board (the “FRB”) became our primary regulator. Under our Supervisory Agreement, we must obtain FRB approval for Mr. Utz to serve on our board of directors, which approval may be withheld in the sole discretion of the FRB. We are currently in the process of obtaining this FRB approval. If FRB approval of Mr. Utz is not obtained prior to our annual meeting of stockholders, Mr. Schneider, as our current director whose term expires at the annual meeting of stockholders, will continue to serve as a director until Mr. Utz is approved, or otherwise authorized to serve as a director, by the FRB. If the FRB does not provide its approval or authorization for Mr. Utz to serve on our board of directors, Mr. Schneider will continue to serve as a director until his successor is duly elected and qualified or his earlier resignation.

Other than the foregoing regulatory approval, the board knows of no reason why any of the nominees, if elected, might be unable to serve. Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which the director or nominee was selected.

Selection of Director Nominees

Director Qualifications. The board, acting through the governance and nominating committee, is responsible for selecting director nominees. The board and the governance and nominating committee believe that the board as a whole and its members individually should possess a combination of skills, professional experience, and business judgment necessary to oversee our company’s current and future operations and represent stockholders’ interests. The attributes that the board believes every director nominee should possess include:

•	notable or significant business or public service achievement and experience;

•	familiarity with, knowledge of, or experience in, the commercial banking industry;

•	familiarity with, knowledge of, or experience in, managing risk;

•	the highest character and integrity;

•	knowledge and understanding of the business and social environment in the primary geographical areas in which we operate;

•	an understanding of their obligation to represent the interests of all shareholders;

•	freedom from conflicts of interest that would interfere with their ability to discharge their duties or that would violate any applicable laws or regulations;

•	capability of working in a collegial manner with persons of diverse educational, business and cultural backgrounds; and

•	ability to devote the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities.

Procedures Regarding Director Candidates Recommended by Stockholders. As set forth in its charter, the governance and nominating committee will consider director candidates recommended by stockholders if the recommended director candidate would be eligible to serve as a director under our by-laws. Our by-laws require that directors have their primary domicile in a county where the bank has a full service branch. This requirement may be waived by a majority of the board so long as a majority of the directors currently serving on the board have their primary domicile in a county where the bank has a full service branch. Our by-laws also require that each director must receive (or have been deemed to receive) any approval, waiver or non-objection required by the company’s and the bank’s federal regulators. This qualification requirement may be waived by a majority of the board in its sole discretion.

In order to be considered by the governance and nominating committee, a stockholder recommendation of a director candidate must set forth all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the potential director’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The governance and nominating committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. This consideration will include an assessment of each candidate’s experience, integrity, competence, diversity, skills and dedication in the context of the needs of the board. Each candidate will be evaluated in the context of the board as a whole, with the objective of recommending a group of nominees that can best perpetuate the success of the business and represent stockholder interest through the exercise of sound judgment based on a diversity of experience.

Rather than recommending director candidates to the governance and nominating committee, stockholders may directly nominate a person for election to the board by complying with the procedures set forth in our by-laws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws. For more information regarding the submission of stockholder nominations of director candidates, please refer to the section entitled “Stockholder Proposals,” as well as the Q&A appearing at the beginning of this proxy statement.

Candidates Elected by the Holders of Preferred Stock Upon Failure to Pay Dividends. As discussed in more detail in our Annual Report on Form 10-K filed for the year ended December 31, 2011, we issued our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, to the United States Treasury Department (the “Treasury”) as part of the TARP Capital Purchase Program (the “CPP”). Treasury remains the sole holder of the preferred stock. Pursuant to the terms of the preferred stock, if the accumulated dividends on the preferred stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the number of our directors will automatically be increased by two and the holders of the preferred stock (currently the Treasury) will have the right to elect two directors to fill the newly created directorships.

Pursuant to the Supervisory Agreements, we and our banking subsidiary may not declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of, the applicable regulator. We do not anticipate requesting consent from such regulator to make any payments of dividends on, or purchase of, its common or preferred stock in 2012.

As of February 15, 2012, we have failed to pay dividends to the Treasury for five quarters. If we fail to make one more dividend payment, including the payment that is due on May 15, 2012, the Treasury will have the right to elect two directors. Therefore, if we fail to make the May 15, 2012 dividend payment, the Treasury, as the sole holder of preferred stock voting separately as a class, will then be entitled to elect two additional persons to our board at the Company’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods on all outstanding preferred stock have been declared and paid in full.

Any director elected by the holders of preferred stock may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by affirmative vote of the holders of a majority of the shares of preferred stock, voting separately as a class. Any vacancy in the office of any preferred director for any reason other than removal, may be filled by the remaining preferred director for an unexpired term in respect of which such vacancy occurred.

Board Diversity. Neither the governance and nominating committee nor the board has a formal policy with regard to the consideration of diversity in identifying director nominees. However, the governance and nominating committee considers diversity on the board in evaluating potential director nominees and believes that diverse perspectives are represented on the board, within the constraints of our by-law requirement that generally directors must have their primary domicile in a county where the bank has a full service branch.

Board of Directors

The following table sets forth certain information regarding each director or director nominee:

Name	Age	Position	Director Since

Nominated for Election:
Bradley C. Krehbiel	53	President and Director of the company and the bank	2009
Hugh C. Smith	72	Chairman and Director	2009
Mark E. Utz	51	Nominee

Term expiring in 2012:
Bradley C. Krehbiel	53	President and Director of the company and the bank	2009
Mahlon C. Schneider	72	Vice Chair and Director	2000
Hugh C. Smith	72	Director	2009

Term expiring in 2013:
Michael J. Fogarty	73	Director	2002
Susan K. Kolling	60	Senior Vice President and Director of the company and the bank	2001
Malcolm W. McDonald	75	Director	2004

Term expiring in 2014:
Karen L. Himle	56	Director	2005
Allen J. Berning	57	Director	2011
Bernard R. Nigon	63	Director	2011

Mr. Schneider’s term as a director expires at our 2012 annual meeting of stockholders.

Allen J. Berning is currently a director and the Chief Executive Officer of Hardcore Computer, Inc., a computer design and manufacturing company. Prior to joining Hardcore Computer in 2007, Mr. Berning served as Chairman and Chief Executive Officer of Pemstar, Inc., an engineering and medical device manufacturing company, since founding the company in 1994. Prior to 1994, he held various engineering and management positions throughout his 15 year career with IBM.

Mr. Berning, having founded Pemstar and serving as its Chief Executive Officer for 13 years and then serving as the Chief Executive Officer of Hardcore Computer for over 4 years, brings extensive experience and perspective to our board, assisting it in assessing risk, evaluating opportunities and identifying resources essential to our success. Mr. Berning has resided in the Rochester, Minnesota area for more than 30 years, providing him with an understanding and appreciation for the social and business atmosphere of the bank’s most important marketing area.

Michael J. Fogarty has been an insurance agent with C.O. Brown Agency, Inc., an insurance agency located in Rochester, Minnesota, for over 40 years. He currently serves as a Vice President for C.O. Brown Agency, Inc.

Mr. Fogarty brings to our board extensive business experience from selling risk protection and financial products, which provides our board with perspective in its oversight of the company’s financial services business. Mr. Fogarty’s experience with risk protection products also assists our board in its identification and oversight of company risks. Mr. Fogarty’s 8 years of experience on our board has given him insight into, and perspective on, our company’s operations, which assists our board in its oversight of our company.

Karen L. Himle is the former Vice President of University Relations for the University of Minnesota, a position she held from January 2007 until January 2011. From 2004 to January 2006 she served as the Executive Vice President of Children’s Hospitals and Clinics of Minnesota, an independent, not-for-profit health care system, and President of Children’s Hospitals and Clinics Foundation, the fundraising arm of Children’s Hospitals and Clinics of Minnesota. From 2002 to 2004, Ms. Himle served as an independent consultant. From 1985 to 2002, she held various positions, including Senior Vice President Corporate and Government Affairs, at The St. Paul Companies, Inc., a worldwide provider of commercial property-liability insurance and reinsurance products and services. Ms. Himle currently serves on the Minnesota Orchestral Association Board of Directors, the University of Nebraska Foundation Board of Trustees, on the board of directors for Himle Rapp and Co., Inc., a public relations and public affairs firm, and on the Normandale Lutheran Church Council.

Ms. Himle has held senior executive positions in complex enterprises in both the public and private sectors over her 30-year career. She brings to our board the management experience and insight that she has developed over her career, which assists our board in its oversight of the management of our company. In addition, Ms. Himle provides our board with experience and insight with respect to government affairs, risk protection and financial service products.

Susan K. Kolling served as a Vice President of the bank from 1992 to 1994 and has served as a Senior Vice President of the company and the bank since 1995. In addition, from 1997 to 2003, Ms. Kolling was an owner of Kolling Family Corp., which is doing business as Valley Home Improvement, a retail lumber yard. Ms. Kolling became a director of Kolling Family Corp. in 2004.

Ms. Kolling has been an employee or officer of our bank for over forty years. She brings to our board the unique perspective of her long tenure with our bank and assists our board in understanding and overseeing the bank’s, and the company’s, operations. As an owner of a family business, Ms. Kolling also helps our board understand the banking needs of family businesses and contributes to the oversight of the bank’s cash management operations.

Bradley C. Krehbiel has served as President of the bank since January 2009 and President of the company since April 2010. Prior to that, he had been the Executive Vice President of the bank since 2004. Mr. Krehbiel joined the bank as Vice President of Business Banking in 1998. Prior to his employment at the bank, Mr. Krehbiel held several positions in the financial services industry, including six years as a private banking consultant.

Mr. Krehbiel brings to our board the financial services industry insights and perspectives gained through his extensive financial services industry experience, including as a private banking consultant. In addition, as an executive of our banking subsidiary for over twelve years, Mr. Krehbiel contributes a unique understanding of, and perspective on, our banking operations to our board.

Malcolm W. McDonald served as a member of the Board of Directors and Senior Vice President of Space Center, Inc., an industrial real estate firm located in St. Paul, Minnesota, from 1977 until his retirement in 2002. He also served as Vice President of First National Bank of St. Paul from 1960 to 1977. Mr. McDonald is a member of the Board of Directors of Scherer Brothers Lumber Company, a privately held full-service lumber yard, and a director or trustee of several nonprofit organizations.

Based on his 42-year career in financial services management and commercial real estate, Mr. McDonald brings to our board extensive knowledge and experience in lending, investing and audit functions, as well as a deep understanding of the importance of the role of banking in a community. Based on his service on numerous public-company, private-company and nonprofit boards of directors, Mr. McDonald also brings to our board his extensive understanding of corporate governance, including of board committee structures and executive succession planning, as well as significant experience in risk oversight.

Bernard R. Nigon, from 1985 until his retirement in 2010, was an audit partner with McGladrey & Pullen, LLP. He began his career with McGladrey in 1975. He is Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Minnesota Society of Certified Public Accountants.

Mr. Nigon has extensive accounting and financial reporting experience having practiced with a national accounting firm and examined the financial records of both public and private companies for over 35 years. His experience and expertise will assist the board in understanding and addressing complex accounting and financial reporting issues.

Mahlon C. Schneider, from 1999 until his retirement in 2004, was Senior Vice President External Affairs and General Counsel of Hormel Foods Corporation, a multinational manufacturer and marketer of consumer-branded meat and food products. From 1990 to 1999, Mr. Schneider was the Vice President and General Counsel of Hormel Foods Corporation. Since 2003, he has been a director of the Hormel Foundation, a charitable trust.

Mr. Schneider has extensive legal experience, having earned a law degree and practiced law for over 35 years with various multinational Minnesota-based food companies. His experience assists our board in understanding and addressing complex legal and compliance issues. Mr. Schneider also is active in the Austin, Minnesota community through service on the boards of numerous civic and charitable entities. He brings to our board a strong understanding of the Austin community and its leaders from his public service experiences. In addition, Mr. Schneider’s 11 years of experience on our board, including periods during which he has served as chair of the nominating and governance committee and a member of the audit committee, has given him insight into, and perspective on, our company’s operations, which assists our board in its oversight of our company.

Hugh C. Smith, since 1972, has served as Professor of Medicine, Mayo Clinic College of Medicine, a medical school, and Consultant in the Cardiovascular Division at Mayo Clinic, a full-service, not-for-profit medical practice. Dr. Smith also served as Chief Executive Officer, Mayo Clinic-Rochester, from 1999 through 2006; Vice President, Mayo Foundation, 2002 to 2005; and Chair, Rochester Board of Governors, Mayo Clinic, 1999 to 2005. Dr. Smith is a member of the Board of Directors of Dartmouth Hitchcock Medical Center, Blue Cross Blue Shield Minnesota, Rochester Area Foundation and a former member of the Board of Directors of Hormel Foods Corporation.

Dr. Smith brings extensive executive management experience to our board, having served as a Chief Executive Officer directing more than 2,000 physicians and scientists and over 35,000 employees. Based on his service on public company and non-profit boards of directors, Dr. Smith also brings to our board his extensive understanding of corporate governance and significant experience in risk oversight. Dr. Smith is active in the Rochester, Minnesota community and brings to our board a strong understanding of that community, its leaders, its financial services needs and its exposure to economic risks.

Mark E. Utz, since 1991, has been an attorney at Wendland Utz, Ltd. (“Wendland Utz”) where he advises clients on business, real estate and estate planning matters. Mr. Utz is the president and a shareholder of Wendland Utz. Prior to 1991, he was an attorney in the tax department at Arthur Andersen in Chicago. He is a Board Certified Real Property Law Specialist, which is a certification issued by the Minnesota State Bar Association. Mr. Utz is a member of the Board of Directors of the Rochester Area Foundation, Rochester Area Economic Development, Inc., and the Greater Rochester Advocates for Universities and Colleges and serves as the chair of the Rochester Area Chamber of Commerce Government Forums Committee.

Mr. Utz has extensive experience in counseling clients on a number of legal issues, including those related to corporate and real estate matters through his practice as an attorney for over 25 years. His experience and expertise will assist the board in understanding and addressing corporate law and corporate governance issues that impact us. Mr. Utz is active in the Rochester, Minnesota community and brings to our board a strong understanding of that community, its leaders, its financial services needs and its exposure to economic risks.

The board recommends that stockholders vote for the election of the three candidates nominated for election as indicated above.

PROPOSAL II - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

In December 2008, we participated in the Capital Purchase Program, or CPP, under the Troubled Asset Relief Program of the United States Treasury. The American Recovery and Reinvestment Act of 2009, signed into law on February 17, 2009, includes a provision requiring CPP participants, during the period in which any obligation arising from assistance provided under the CPP remains outstanding, to permit a separate stockholder vote to approve the compensation of executives, as disclosed pursuant to the compensation rules of the Securities and Exchange Commission. This requirement applies to any proxy, consent, or authorization for an annual meeting of the participant’s stockholders for which proxies will be solicited for the election of directors or a special meeting in lieu of such an annual meeting. Under this legislation, the stockholder vote is not binding on the board of directors of the CPP participant, and may not be construed as overruling any decision by the participant’s board of directors.

In accordance with the American Recovery and Reinvestment Act of 2009, stockholders are being given the opportunity to vote to approve the compensation of our executives, as disclosed in this proxy statement, including the information presented under “Compensation Discussion and Analysis” and in the compensation tables and related material under the heading “2011 Executive Compensation.”

This is an advisory vote only, and neither the company nor our board of directors will be bound to take action based upon the outcome. The compensation committee will consider the vote of the stockholders when considering future executive compensation arrangements.

The board recommends that stockholders vote for the approval of the compensation awarded to the executives, as disclosed in this proxy statement, by approving the following non-binding resolution:

“RESOLVED, that the stockholders approve the compensation awarded to the executives, as described in the Compensation Discussion and Analysis, compensation tables and related material under the heading “2011 Executive Compensation” in this proxy statement.”

PROPOSAL III - RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the audit committee, the board of directors has appointed KPMG LLP, an independent registered public accounting firm, to be our independent registered public accounting firm for 2012, subject to ratification by the stockholders. KPMG LLP has audited the financial statements of our company or the bank since 1966. Representatives of KPMG LLP are expected to attend the meeting to respond to appropriate questions and to make a statement, if they so desire.

In connection with the engagement of KPMG LLP, we entered into an engagement agreement with KPMG LLP that sets forth the terms pursuant to which KPMG LLP will perform its audit services. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

While it is not required to do so, the audit committee is submitting the appointment of that firm for ratification in order to ascertain the view of the stockholders. If the stockholders do not ratify the appointment, the audit committee will review the appointment.

The board recommends that stockholders vote for the ratification of the appointment of KPMG LLP as our 2012 independent registered public accounting firm.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

The board of directors is committed to its role in providing objective risk oversight of the company. The structure and responsibilities of the board’s membership, leadership and committees is a critical aspect of our corporate governance to fulfill this role.

The company’s corporate governance guidelines require that a substantial majority of the board shall be “independent directors” and the board believes its process of selecting and nominating a diverse membership with a combination of skills, professional experience and business judgment is an important element in accomplishing its risk oversight responsibility. The board does not have a policy on separating the offices of Chairman of the Board and Principal Executive Officer since it believes it should be free to make the choice from time to time that is in the best interests of the company and its stockholders. While there is no policy, it is the current practice of the board to have the Chairman be an independent board member. Currently, Dr. Smith serves as the Chairman of the Board and Mr. Krehbiel serves as President of the company and the bank, as our Principal Executive Officer, and as a Director. The board believes this is the most appropriate structure for the company at this time and contributes to objective risk oversight because it makes use of Dr. Smith’s experience on our board and his extensive understanding of corporate governance and risk oversight that he developed from his service on public company and non-profit boards of directors, while freeing Mr. Krehbiel to focus his energies on the operations of the bank. The chairs of board committees are selected by the full board based on their experience and expertise, including consideration of their understanding of the risk oversight associated with their respective committee.

The board of directors and the audit, compensation and nominating and governance committees of the board coordinate with each other, through the leadership of Dr. Smith and the committee chairs, to provide enterprise-wide risk oversight of management and the company’s operations. In addition, our board formed an ad hoc oversight committee to provide oversight as it relates to the implementation of and compliance with the Supervisory Agreements and predecessor informal regulatory actions. These committees address risk-related matters during their meetings and the committee chairs regularly report to the full board on risk-related matters, providing the full board with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. In addition, our banking subsidiary has its own board of directors and audit, loan, information technology, compliance and asset/liability management committees whose responsibilities include risk management for the bank. The management and committees of our banking subsidiary also provide reports to our board of directors regarding activities related to risk management.

At meetings of the board of directors and its committees, directors receive regular updates from management regarding risk management. The chief financial officer, chief credit officer and other senior management of our banking subsidiary, who are responsible for instituting risk management practices that are consistent with our overall business strategy and risk tolerance, report directly to Mr. Krehbiel, the President of our company, our banking subsidiary and a member of the board, and lead management’s risk discussions at board and committee meetings. Outside of formal meetings, the board, its committees and individual board members have full access to senior executives and management for, among other purposes, discussions of risks facing our company and the management of those risks.

Committees of the Board of Directors

The board of directors has standing audit, compensation, executive and governance and nominating committees. The directors’ current committee memberships are indicated in the following table:

Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
Allen J. Berning	-	Member	Alternate	Member
Michael J. Fogarty	Alternate	Member	Alternate	Member
Karen L. Himle	Alternate	Chair	Alternate	-
Susan K. Kolling	-	-	Member	-
Bradley C. Krehbiel	-	-	Member	-
Bernard R. Nigon	Chair	-	Alternate	-
Malcolm W. McDonald	Member	-	Alternate	Member
Mahlon C. Schneider	Member	-	Alternate	Chair
Hugh C. Smith	Alternate	Member	Member	-

Audit Committee.    The audit committee oversees our financial reporting process by, among other things, recommending and taking action to oversee the independence of the independent registered public accounting firm and selecting and appointing the independent registered public accounting firm. The board has determined that all members of the audit committee are independent as that term is defined in the applicable Nasdaq listing standards and regulations of the Securities and Exchange Commission and that all members are financially literate as required by the applicable Nasdaq listing standards. In addition, the board has determined that Mr. Nigon has the financial experience required by the applicable Nasdaq listing standards and is an audit committee financial expert as defined by applicable regulations of the Securities and Exchange Commission. The responsibilities of the audit committee are set forth in the audit committee charter, which was amended and restated on February 28, 2012, and is available on our website at www.hmnf.com. The audit committee reviews and reassesses its charter annually.

Compensation Committee.    The compensation committee reviews and reports to the board on matters concerning compensation plans and the compensation of certain executives, as well as administering our 2001 Omnibus Stock Plan and our 2009 Equity Incentive Plan. The board has determined that all members of the compensation committee are independent as that term is defined in the applicable Nasdaq listing standards. The responsibilities of the compensation committee are set forth in the compensation committee charter, which was readopted by the board on March 15, 2011. The compensation committee charter is available on our website at www.hmnf.com. The compensation committee reviews and reassesses its charter annually.

Executive Committee.    The executive committee acts on issues arising between regular board meetings. The executive committee possesses the powers of the full board between meetings of the board.

Governance and Nominating Committee.    The governance and nominating committee selects candidates as nominees for election as directors and advises and makes recommendations to the board on other matters concerning directorship and corporate governance practices, including succession plans for our executive officers. The board has determined that all members of the governance and nominating committee are independent as that term is defined in the applicable Nasdaq listing standards. The responsibilities of the governance and nominating committee are set forth in the governance and nominating committee charter, which was readopted by the board on January 24, 2012, and is available on our website at www.hmnf.com. The governance and nominating committee reviews and reassesses their charter annually.

Board and Committee Meetings

The board held 14 meetings during 2011. The audit committee held 7 meetings during 2011. The compensation committee held 8 meetings during 2011. The executive committee held no meetings during 2011. The governance and nominating committee held 7 meetings during 2011. Each of our directors attended at least 75% of the meetings of the board and all committees on which the director served.

Director Independence

The board has determined that none of our directors except for Mr. Krehbiel and Ms. Kolling, who are employees of the bank, have a material relationship with our company other than service as a director (either directly or as a partner, stockholder or officer of an organization that has a material relationship with our company). Mr. Utz, a current nominee, is the president and a shareholder of Wendland Utz, which provided certain legal services to the company over the past few years. We concluded that the services provided by Mr. Utz did not impact his independence under the applicable Nasdaq listing standards due to the total amount of fees paid by the company to Wendland Utz. Therefore, all of our directors, except for Mr. Krehbiel and Ms. Kolling, are independent within the meaning of applicable Nasdaq listing standards.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our senior management and financial reporting employees. This code is available on our website at www.hmnf.com.

Stockholder Communication with the Board

The board of directors provides a process for stockholders to send communications to the board or any of the directors. Stockholders may send written communications to the board or any of the directors c/o Chief Financial Officer, HMN Financial, Inc., 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057. All communications will be compiled by the Chief Financial Officer and submitted to the board or the individual directors on a periodic basis. Communications directed to the board in general will be forwarded to the appropriate director(s) to address the matter.

Director Attendance at Annual Meetings

Directors are expected to attend the annual meeting of stockholders. In 2011, eight directors attended the annual meeting of stockholders.

Stockholder Proposals

Under our by-laws, certain procedures are provided that a stockholder must follow to introduce an item of business at an annual meeting of stockholders or to nominate persons for election as directors. These procedures provide, generally, that stockholders desiring to bring a proper subject of business before the meeting, or to make nominations for directors, must do so by a written notice received not later than 90 days in advance of the meeting (or if we do not publicly announce our annual meeting date 100 days in advance of the meeting date, by the close of business on the 10th day following the day on which notice of the meeting is mailed to stockholders or publicly made) by our corporate secretary containing the name and address of the stockholder as they appear on our books and the class and number of shares owned by the stockholder. If the notice relates to an item of business it also must include a representation that the stockholder intends to appear in person or by proxy at the meeting. Notice of an item of business shall include a brief description of the proposed business and a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of business by the stockholder and any material interest of the stockholder in the business. If the notice relates to a nomination for director, it must set forth the name and address of any nominee(s), any other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the board, and the consent of each nominee to be named in the proxy statement and to serve on the board.

The chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of our by-laws are available from our corporate secretary.

Compensation Committee Interlocks and Insider Participation

During 2011, the compensation committee was comprised of Ms. Himle and Messrs. Berning, Fogarty, and Dr. Smith. None of the members is an executive officer, employee or former employee of our company, and no interlocking relationship exists between the board or compensation committee and the board of directors or compensation committee of any other company.

Related Person Transaction Approval Policy

On February 28, 2012, our board of directors readopted a written policy for related person transactions, which sets forth our policies and procedures for the review, approval or ratification of transactions subject to the policy with related persons who are subject to the policy. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships that have a financial aspect and in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:

•	our payment of compensation to a related person for that person’s service to us in the capacities that give rise to the person’s status as a “related person;”

•	transactions available to all of our employees or all of our stockholders on the same terms;

•

any extension of credit by our banking subsidiary in which a related person has a direct or indirect interest and which complies with the requirements of Regulation O under Title 12 of the Code of Federal Regulations and has been approved by either the board of directors of our banking subsidiary or its loan committee; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year.

We consider the following people to be related persons under the policy:

•	all of our executive officers and directors;

•	any nominee for director;

•	any immediate family member of any of our directors, nominees for director or executive officers; and

•	any holder of more than 5% of our common stock, or an immediate family member of the holder.

The audit committee of our board of directors must approve any related person transaction subject to this policy before commencement of the related party transaction. The committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related party transaction may be conditioned upon our company and the related person taking any actions that the committees deems appropriate.

If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:

•

if the transaction is pending or ongoing, it will be submitted to the audit committee promptly and the committee will consider the transaction in light of the standards of approval listed above. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

•	if the transaction is completed, the committee will evaluate the transaction in accordance with the same standards to determine whether rescission of the transaction is appropriate and feasible.

There were no related person transactions in 2011 required to be reported in this proxy statement.

Certain Transactions

The bank follows a policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes. As of December 31, 2011, the aggregate amount of the bank’s loans to directors, executive officers, affiliates of directors or executive officers, and employees was approximately $4.0 million or 7.10% of our stockholders’ equity. All of these loans were current as of December 31, 2011. For the period beginning January 1, 2011, all of the loans to directors and executive officers (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to us or the bank, and (c) did not involve more than the normal risk of collectability or other unfavorable features.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2011 and 2010, and fees for other services rendered by KPMG LLP relating to these fiscal years.

Description of Fees	2011	2010
Audit Fees(1) (2)	$181,000	$207,000
Audit-Related Fees(3)	43,000	45,000

Total Audit and Audit-Related Fees	$224,000	$252,000

(1)

Audit fees consisted of the annual audit and quarterly reviews of our consolidated financial statements, statutory audit, audit of internal controls over financial reporting and assistance with and review of documents filed with the Securities and Exchange Commission.

(2)

The audit of internal control over financial reporting was not performed in 2011, as it is no longer required due to the decrease in asset size of the bank below $1 billion and market capitalization of the company being below $75 million.

(3)	Audit-related fees consisted of employee benefit plan audits and audit of compliance with HUD-assisted programs.

Approval of Independent Registered Public Accounting Firm Services and Fees

The audit committee pre-approved 100% of the services provided by KPMG LLP, our independent registered public accounting firm. KPMG provided no other services to the company, other than those noted above.

The audit committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The audit committee reviews each non-audit service to be provided and assesses the impact of the service on the registered public accounting firm’s independence. In addition, the audit committee may pre-approve other non-audit services during the year on a case-by-case basis. Pursuant to a policy adopted by the audit committee, the chair of the audit committee is authorized to pre-approve certain limited non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. Mr. Nigon, as the chair of the audit committee, did not pre-approve any non-audit services pursuant to this authority in 2011.

Report of the Audit Committee

The audit committee has (i) reviewed and discussed our audited financial statements for 2011 with our management; (ii) discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as currently in effect; (iii) received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the

PCAOB regarding the independent accountant’s communications with the audit committee concerning independence; and (iv) has discussed with our independent registered public accounting firm its independence. Based on the review and discussions with management and our independent registered public accounting firm referred to above, the audit committee recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2011, and filed with the Securities and Exchange Commission.

The Audit Committee

Bernard R. Nigon

Malcolm W. McDonald

Mahlon C. Schneider

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of February 28, 2012, the beneficial ownership of: (i) each stockholder known by management to beneficially own more than five percent of the outstanding common stock, (ii) each of the current executive officers listed in our summary compensation table, (iii) each director, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the listed beneficial owner has sole voting power and investment power with respect to the shares of common stock and maintains an address at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057.

Name and Address (if required) of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares
United States Department of the Treasury(1) 1500 Pennsylvania Ave., NW Washington, D.C. 20220	833,333	15.9%
HMN Financial, Inc. Employee Stock Ownership Plan(2)	741,443	16.8
Dimensional Fund Advisors LP(3) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	351,037	7.9
Tontine Associates, LLC(4) 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	282,789	6.4
Directors, director nominees and executive officers:
Allen J. Berning(5)	10,000	*
Jon J. Eberle(6)	77,875	1.8
Michael J. Fogarty(7)	20,500	*
Karen L. Himle(8)	16,200	*
Dwain C. Jorgensen(9)	94,604	2.1
Susan K. Kolling(10)	89,790	2.0
Bradley C. Krehbiel(11)	111,363	2.5
Malcolm W. McDonald(12)	21,993	*
Lawrence D. McGraw(13)	23,000	*
Bernard R. Nigon(14)	5,000	*
Mahlon C. Schneider(15)	3,200	*
Hugh C. Smith(16)	13,600	*
Mark Utz	—	—

All directors, director nominees and executive officers of the company as a group (13 persons)(17)	487,125	10.7

*	Less than 1% Owned

(1)

Represents shares of common stock covered by a warrant that is currently exercisable. The United States Department of the Treasury has agreed not to exercise any voting rights with respect to shares of our common stock issued under the warrant.

(2)

As reported on a Schedule 13G/A dated February 10, 2012, and filed on February 10, 2012. The amount reported represents shares of common stock held by the HMN Financial, Inc. Employee Stock Ownership Plan, known as the ESOP. As reported on a Form 5 dated February 10, 2012, and filed February 10, 2012, 339,991 of the 741,443 shares of common stock beneficially owned by the ESOP have been allocated to accounts of participants. First Bankers Trust Services, Inc., Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares of common stock held by the ESOP. First Bankers Trust expressly disclaims beneficial ownership of these shares. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares of common stock allocated to their accounts under the ESOP. Unallocated shares or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares for which instructions have been received from participants. The ESOP has sole voting power for 401,452 of the shares it holds, and shared voting power for 339,991 of the shares it holds.

(3)

As reported on a Schedule 13G/A dated February 10, 2012, and filed on February 14, 2012. Dimensional Fund Advisors LP is an investment adviser. The amount reported represents shares of common stock held in various advisory accounts. No account has an interest relating to more than 5% of the outstanding shares of common stock. Dimensional Fund Advisors LP exercises sole dispositive power for 351,037 of the shares it holds and sole voting power with respect to 348,537 of the shares. In its role as investment advisor, Dimensional Fund Advisors, LP may be deemed to be the beneficial owner of the shares held by it. Dimensional Fund Advisors, LP expressly disclaims beneficial ownership of these shares.

(4)

As reported on a Schedule 13F dated December 31, 2011, which was obtained by a third-party securities ownership tracking service. On a Schedule 13D/A dated May 28, 2003, filed on May 30, 2003, associates of Tontine Associates, LLC reported ownership of 421,729 shares of common stock. Tontine Associates, LLC and its associates have filed no amendments to the Schedule 13D/A dated May 28, 2003.

(5)	Includes 10,000 shares of common stock held jointly with his spouse.

(6)

Includes 53,059 shares of common stock held directly, 11,323 shares of common stock allocated to Mr. Eberle’s account under our employee stock ownership plan and 13,493 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 28, 2012.

(7)

Includes 4,500 shares of common stock held in a fiduciary capacity, 1,000 shares of common stock held in a fiduciary capacity jointly with his spouse and 15,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 28, 2012.

(8)	Includes 1,200 shares of common stock held directly and 15,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 28, 2012.

(9)

Includes 48,150 shares of common stock held directly, 2,150 shares of common stock held by the IRA account of Mr. Jorgensen’s spouse, 10,065 shares of common stock under the bank’s 401(k) plan, 18,159 shares of common stock allocated to Mr. Jorgensen’s account under our employee stock ownership plan and 16,080 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 28, 2012.

(10)

Includes 53,867 shares of common stock held directly, 15,779 shares of common stock allocated to Ms. Kolling’s account under our employee stock ownership plan, 7,175 shares of common stock held under the bank’s 401(k) plan and 12,969 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 28, 2012.

(11)

Includes 86,257 shares of common stock held directly, 8,724 shares of common stock allocated to Mr. Krehbiel’s account under our employee stock ownership plan and 16,382 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 28, 2012.

(12)

Includes 6,993 shares of common stock held directly, of which 2,675 were pledged as collateral security for certain margin securities accounts he maintained at brokerage firms which have since been closed, and 15,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 28, 2012. During our last fiscal year, Mr. McDonald maintained margin securities accounts at brokerage firms and the positions held in such margin accounts, which may from time to time included shares of our common stock, were pledged as collateral security for the repayment of debit balances, if any, in the accounts. At February 28, 2012, there were no outstanding debit balances in any of these accounts and, as of February 29, 2012, he closed all his margin securities accounts.

(13)	Includes 31,750 shares of common stock held directly and 272 shares of common stock allocated to Mr. McGraw’s account under our employee stock ownership plan.

(14)	Includes 5,000 shares of common stock held directly.

(15)	Includes 3,200 shares of common stock held directly.

(16)	Includes 7,600 shares of common stock held directly and 6,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 28, 2012.

(17)

Includes shares of common stock held directly, as well as shares of common stock held jointly with family members (if these shares are deemed to be beneficially owned by the director or officer), shares of common stock held in retirement accounts, shares of common stock held by these individuals in their accounts under the bank’s 401(k) plan, shares of common stock allocated to the ESOP accounts of the group members, shares of common stock held in a fiduciary capacity or by certain family members and shares covered by options that are currently exercisable or exercisable within 60 days of February 28, 2012, with respect to which shares the persons included may be deemed to have sole or shared voting and/or investment power.

2011 DIRECTOR COMPENSATION

All of our directors also serve as directors of our banking subsidiary. During 2011, non-employee members of our board of directors were paid the following cash fees for their services to us and our banking subsidiary:

	Description of Fees
	Chairman of the Board	Non- employee Directors	Chairman of the Audit Committee	Other Committee Chairs
Monthly fee	$3,333	$1,250	-	-
Board meeting attendance fee	$1,000	$500	-	-
Audit Committee attendance fee	-	$500	$1,500	-
Other board committee attendance fees	-	$300	-	$900

Our 2011 schedule for fees payable to non-employee members of our board of directors did not change from our 2010 schedule following the compensation committee’s determination that such fees should not be increased between the periods. In accordance with the fee schedule set forth above, our non-employee directors received the following total compensation for 2011 for their service on our board of directors:

Non-Employee Director	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Allen J. Berning(4)	17,950	-	17,950
Allan R. DeBoer(3)	9,150	-	9,150
Michael J. Fogarty	28,750	-	28,750
Timothy R. Geisler(3)	28,583	-	28,583
Karen L. Himle	27,700	-	27,700
Malcolm W. McDonald	35,500	-	35,500
Bernard R. Nigon(4)	24,050	-	24,050
Mahlon C. Schneider	31,800	-	31,800
Hugh C. Smith	59,167	-	59,167

(1)	Pursuant to our Directors Deferred Compensation Plan, we allow directors to defer receipt of their fees until January 30 of the calendar year immediately following the date in which they cease to be a member of the board. We pay deferred fees over a yearly period of ten years or less. Deferred fees earn interest at a rate equal to our bank subsidiary’s cost of funds on November 30 of each year in which the fees are deferred. A director who is one of our employees receives no separate compensation for services as a director. As of December 31, 2011, Mr. DeBoer had a deferred fee balance of $210,920, and Mr. Schneider had a deferred fee balance of $133,372.

(2)	The amount reported is the aggregate grant-date fair market value computed in accordance with FASB Accounting Standards Codification, or ASC, Topic 718. See footnote 13 in the notes to consolidated financial statements included in our annual report for the assumptions made in determining the fair value of option awards in accordance with ASC Topic 718. Prior to 2010, we granted 15,000 options to each director when they became a member of the board. Options outstanding as of December 31, 2011, totaled 15,000 for each of Mr. Fogarty, Mr. McDonald, Ms. Himle and Mr. Smith. The exercise prices of the outstanding options range from $4.77 to $30.00.

(3)	Term on the board of directors expired on April 26, 2011.

(4)	Elected to the board of directors on April 26, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis provides information about the 2011 compensation program for our named executive officers, who are:

•	Bradley C. Krehbiel, President of the company and bank,

•	Jon J. Eberle, Chief Financial Officer, Senior Vice President and Treasurer of the company and bank,

•	Lawrence D. McGraw, Chief Credit Officer and Senior Vice President of the bank,

•	Dwain C. Jorgensen, Senior Vice President of Facilities and Compliance of the company and bank, and

•	Susan K. Kolling, Senior Vice President of the company and bank.

Compensation to our executive officers is provided by our banking subsidiary, whose primary regulator is the OCC. We have not separately provided compensation to our executive officers since our formation, and do not anticipate paying any compensation to these officers until we become actively involved in the operation or acquisition of businesses other than our banking subsidiary. As of December 31, 2011, we had no executive officers other than our five named executive officers.

The compensation committee of our board of directors establishes and administers the compensation and benefits program for executive officers and directors. The compensation committee has designed our executive compensation program to achieve the following primary goals:

•	to attract and retain a highly qualified and coordinated workforce of executives who have the skills, experience and work ethic required to effectively achieve our goals and objectives; and

•	to align executives’ interests with the creation and maintenance of long-term stockholder value.

Beginning in 2009, our compensation program for named executive officers has been significantly affected by our participation in the CPP. Under the CPP, we are limited in the types of compensation that we may offer to named executive officers and other highly compensated employees, as described below. Due largely to the CPP compensation limitations, the total direct compensation (salary plus incentive compensation) for our named executive officers in 2011 consisted of their base salaries, supplemented by restricted stock awards that ranged from 26% to 34% of their respective base salaries. In addition, as discussed in more detail below, our compensation actions are also limited by the Supervisory Agreements.

With the assistance of an independent compensation consulting firm retained, the compensation committee had also developed a performance-based compensation program for Mr. Krehbiel in 2011, payments under which would be made in the form of additional shares of restricted stock. No payments under this program were earned based on our 2011 performance, and the program was not extended to other named executive officers during the year. A similar program has not been adopted for Mr. Krehbiel in 2012.

Restrictions on Compensation Based on Participation in the Capital Purchase Program

On December 23, 2008, we sold preferred stock to the United States Treasury under the CPP. As a participant in the CPP, we must comply with certain limitations on executive compensation and compensation practices that affect our named executive officers and certain other highly compensated employees throughout the time the Treasury holds our preferred stock. These executive compensation requirements:

•

prohibit any bonus, retention award or incentive compensation to our five most highly compensated employees (who are not necessarily our five named executive officers) unless it is in the form of long-term restricted common stock that does not vest in the first two years after it is issued and that cannot be transferred except as permitted under a schedule based on the redemption of the preferred stock;

•	prohibit payment of severance for any reason to our named executive officers and our next five most highly compensated employees;

•

require us to recover from our named executive officers and the next 20 most highly compensated employees any bonus, retention award or incentive compensation when based on materially inaccurate earnings, revenues, gains or other criteria;

•	prohibit incentive compensation to named executive officers that encourages unnecessary and excessive risks that threaten the value of our company;

•	prohibit any compensation plan that would encourage manipulation of our reported earnings to enhance the compensation of any of our employees;

•	prohibit tax gross ups to any named executive officer or the next 20 most highly compensated employees;

•

preclude us from claiming a deduction in an applicable tax year for federal income tax purposes for remuneration in excess of $500,000 to a named executive officer, as calculated in accordance with Section 162(m)(5) of the Internal Revenue Code; and

•

require the compensation committee to review incentive compensation arrangements for our named executive officers with our senior risk officer to assess and limit arrangements which encourage “unnecessary or excessive risks” that could threaten the value of our company, to meet semiannually with the senior risk officer to review the relationship between our company’s risk management policies and practices and the named executive officers’ incentive compensation arrangements, and to certify to the foregoing in our proxy statement.

Each of the requirements listed above still impacts the design of our compensation program and arrangements for our executive officers so long as the Treasury holds our preferred stock. We have structured our bonus and incentive compensation arrangements with our named executive officers to provide for the recovery of any payments based on materially inaccurate financial statements or any other materially inaccurate performance metrics, in accordance with these CPP requirements. The right to recover these payments is not dependent upon the occurrence of a restatement of our financial results or of any misconduct.

While most of these requirements apply to our named executive officers, and in many cases to some number of additional highly compensated employees, the limitation on bonuses, retention awards and incentive compensation applies to our five most highly compensated employees. Even though Mr. Jorgensen and Ms. Kolling are named executive officers, they are not among our five most highly compensated employees; therefore, they are eligible for bonus, retention, and other incentive compensation awards.

Restrictions on Compensation Based on Entry into Supervisory Agreements.

Under the Supervisory Agreements, we and our banking subsidiary are not permitted, without the prior written consent of the applicable regulator, to enter into any new contractual arrangement or to renew or revise any existing contractual arrangement related to compensation or benefits with any director or certain executive officers. The Supervisory Agreements also prohibits any golden parachute payment unless such payment complies with the applicable rules and regulations of the Federal Deposit Insurance Corporation.

Compensation Program Design and Operation

Program Design.    Within the constraints of the requirements related to the CPP, the compensation committee seeks to achieve the goals of our executive compensation program by providing for a competitive base salary and long-term equity incentive awards. Under the CPP requirements, base salaries generally cannot represent less than two-thirds of our named executive officers’ annual total direct compensation (which consists of base salary and the grant date value of equity compensation awards granted in a particular year). The compensation committee’s philosophy is that over the long term, base salaries should be competitive with those of similarly-sized publicly held financial institutions that operate in the upper-Midwest and against whom we may compete for executive talent.

Subject to the restrictions imposed on compensation under the CPP, the compensation committee considers many factors in determining our compensation program for executive officers, including data on competitive compensation practices and amounts, our overall performance compared to expected results and the contributions of the executive officer to achieving our strategic goals. Although we do not have formal stock ownership guidelines, the compensation committee does consider the value and vesting timetable of outstanding equity awards held by executive officers in determining the timing and amount of new equity awards. While the compensation committee may from time to time establish specific performance objectives for the receipt of incentive compensation, our compensation program is essentially a discretionary system in which the compensation committee uses competitive compensation data and draws upon the business experience, business judgment and general knowledge of its members to evaluate compensation matters collaboratively and subjectively.

In designing our compensation program, we have also considered the accounting treatment in our financial statements and the tax impact on us and on our executive officers of various potential elements of compensation. In the past, we have modified the mix of our compensation elements based on changes in financial accounting treatment (such as changing the nature of equity compensation awards partially in response to changes in accounting for equity compensation) and included compensation elements with favorable tax treatment for our employees (such as employer 401(k) contributions), and we may do so again in the future, subject to the constraints of the requirements related to the CPP. However, we do not consider accounting and tax matters as primary factors in managing our compensation program.

At our last annual meeting of stockholders, as required by our participation in the CPP, we asked our stockholders to approve, by advisory vote, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in our proxy statement for that annual meeting. The proposal was approved by our stockholders. In light of the approval by our stockholders of our named executive officers’ compensation and the other limitations mentioned previously, the compensation committee did not make changes in our compensation policies and practices.

Roles of Committee and Management.    The compensation committee consists exclusively of independent non-employee directors, and has the full authority to determine all elements of the compensation for Mr. Krehbiel and to approve all elements of the compensation of our other executive officers. In approving compensation actions for the other executive officers, the compensation committee receives regular input and recommendations from Mr. Krehbiel, and ascribes significant weight to his recommendations. Our chief financial officer and his staff, together with outside professionals, assist the compensation committee in evaluating the financial accounting and tax treatment of existing and potential elements of our executive compensation program.

Compensation Consultant.    The compensation committee has the authority to retain independent compensation consultants to assist in the evaluation of executive officer compensation. In late 2010, the compensation committee engaged Blanchard Chase as its independent compensation consultant. Blanchard Chase is engaged to assist the compensation committee in refining the committee’s compensation philosophy, defining characteristics of peer financial institutions and identifying particular peer group entities, compiling peer group compensation data, analyzing the elements of compensation, developing incentive compensation systems and ensuring compliance with the compensation restrictions under the CPP and other regulatory requirements. Prior to engaging Blanchard Chase, the compensation committee engaged Amalfi Consulting, LLC (Amalfi) to perform similar functions.

Determining Market Competitive Compensation.    With Amalfi’s assistance, in the fourth quarter of 2009, the compensation committee identified the following twenty-one publicly traded financial institutions in the Upper Midwest that are comparable to us in asset size and performance and with whom we may compete for executive talent for purposes of obtaining data on competitive compensation practices (the “2009 Peer Group”):

QCR Holdings, Inc.	Princeton National Bancorp, Inc.	Ames National Corporation
Reliance Bancshares, Inc.	HF Financial Corp.	OAK Financial Corporation
Bank Financial Corporation	Baylake Corp.	United Bancorp, Inc.
West Bancorporation, Inc.	First Mid-Illinois Bancshares, Inc.	Meta Financial Group, Inc.
MidWestOne Financial Group, Inc.	Northern States Financial Corp.	First Clover Leaf Financial Corp.
Centrue Financial Corporation	Indiana Community Bancorp	BNCCORP, Inc.
Hawthorn Bancshares, Inc.	First Business Financial Services, Inc.

At the time the 2009 Peer Group was identified, our total assets were at the 36th percentile within the 2009 Peer Group, and our number of branches was at the 37th percentile. Eleven members of the 2009 Peer Group were then participants in the CPP.

The compensation committee’s philosophy is to generally target base salaries and total direct compensation for our named executive officers at or below the median for comparable positions at companies within the 2009 Peer Group, reserving to itself the discretion to position an individual’s base salary or total direct compensation above or below the 2009 Peer Group’s median based on the individual’s experience, performance and level of responsibilities. The 2009 Peer Group compensation data was not updated during 2011, as the compensation committee determined, with the concurrence of its consultant, that the competitive data was not likely to have changed significantly.

Since the compensation committee tries to obtain updated competitive compensation data every two to three years, in the first quarter of 2012, the compensation committee engaged Blanchard Chase to review the 2009 Peer Group. Based on this review, the following twenty-one publicly traded financial institutions in the Upper Midwest that are comparable to us in asset size and with whom we may compete for executive talent for purposes of obtaining data on competitive compensation practice were identified and now comprise a revised peer group (the “2012 Peer Group”):

Meta Financial Group, Inc.	First Business Financial Services, Inc.*	Community Bank Shares of Indiana, Inc.*
NASB Financial, Inc.*	Reliance Bancshares, Inc.	Southern Missouri Bancorp, Inc.*
MBT Financial Corp.*	Tri City Bankshares Corporation*	Blue Valley Ban Corp.*
West Bancorporation, Inc.	Baylake Corp.	Guaranty Federal Bancshares*
HF Financial Corp.	Ames National Corporation	Tower Financial Corporation*
Hawthorn Bancshares, Inc.	Indiana Community Bancorp	NorthWest Indiana Bancorp*
CFS Bancorp, Inc.*	United Bancorp, Inc.	PSB Holdings, Inc.*

*Companies that are new additions for the 2012 Peer Group.

Ten companies were removed from the 2009 Peer Group, therefore, ten new companies were added to the 2012 Peer Group. The primary reason these companies were removed is because such financial institutions are no longer in existence or no longer meet the asset size criteria that was established for the 2012 Peer Group. At the time the 2012 Peer Group was identified, our total assets were at the 36th percentile within the 2012 Peer Group, and our number of branches was at the 47th percentile. Six members of the 2012 Peer Group were participants in the CPP at the time of their selection for the 2012 Peer Group. The compensation committee will use the 2012 Peer Group as one of its tools for benchmarking the compensation paid to our executive officers and for purposes of making its compensation decisions in 2012.

Elements of Compensation and Compensation Actions

Executive officer compensation includes the following elements:

Base Salary.    The base salary amount is the fixed portion of each executive’s annual compensation and, under requirements related to the CPP, must represent 66%-100% of an executive’s total annual potential compensation. Salary levels are based primarily on the executive’s responsibilities and experience, and the market compensation paid by similar sized financial institutions for similar positions. Ordinarily, base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels and individual responsibilities, performance and experience.

Based on our consultations with our compensation consultant and the 2009 Peer Group data received, the compensation limitations applicable to us due to our participation in the CPP and the Supervisory Agreements, and on general economic uncertainty, the compensation committee decided to make no changes to Mr. Krehbiel’s base salary during 2011. For 2011, Mr. Krehbiel’s base salary was approximately 75% of his total compensation. Mr. Krehbiel’s base salary for 2012 is $290,185.

All of our other named executive officers received raises in 2011. Mr. Jorgensen’s and Ms. Kolling’s raises are consistent with our 2011 salary guidelines for employees generally. Mr. McGraw’s increase reflects the compensation committee’s review of market compensation levels for comparable positions. Mr. Eberle’s increase reflects both the compensation committee’s considerations of internal pay equity among its named executive officers and general salary guidelines. For 2011, the percentage of base salary for these named executive officers as compared to total compensation ranged from 73% to 85%. For 2012, Messrs. Jorgensen, McGraw and Eberle and Ms. Kolling’s base salaries have been set at $117,053, $190,000, $190,000, and $129,114, respectively. Mr. Jorgensen’s and Ms. Kolling’s raises are consistent with our 2012 salary guidelines for employees generally. Mr. McGraw and Mr. Eberle received increases reflecting increasing management duties.

Bonus, Retention Awards, and Incentive Compensation.    Long-term restricted stock grants are granted under our 2009 Equity Incentive Plan and are the only form of bonus, retention award or incentive compensation that we are permitted to provide to our five most highly compensated employees, including three of our named executive officers, under requirements related to the CPP. In accordance with CPP requirements, restricted stock awards generally may not vest prior to the second anniversary of the applicable grant date. Even after a restricted stock award has vested, the shares of stock subject to the award may not be transferred any time earlier than is proportional, in 25% increments, to our repayment to the Treasury of the financial assistance we received under the CPP. We have not yet repaid any of the financial assistance that we received under the CPP.

The issuance of restricted stock is designed to provide a long-term retention incentive for executive officers, align their interests with the creation and maintenance of long-term stockholder value and reward them for managing our performance to increase stockholder value. The compensation committee’s philosophy is that restricted stock grants also may encourage executive officers to balance the risk of losses in stockholder value against the potential for gains in stockholder values when evaluating business decisions. As a result, the executive officers may adopt strategies that strike a better balance between the potential for stock price appreciation and the risk that a failed strategy will lead to a stock price decline.

The compensation committee began using restricted stock grants as an element of the overall compensation program in 2004, when the accounting requirements for expensing stock options changed and the difference in the financial statement impact between granting awards of restricted stock and granting option awards was reduced. At that time, the compensation committee began issuing restricted stock grants instead of stock options due to the change in accounting treatment of stock options, the relatively long remaining vesting and exercise periods of the then outstanding stock options, and the committee’s belief that grants of restricted stock awards provide a stronger retention incentive than stock options because executives are assured of realizing value as the stock vests over time. No stock options have been issued to executive officers since 2004.

On January 27, 2011, in order to retain the services of our executive officers and to provide them with long-term incentive compensation within the limitations of the CPP, the compensation committee authorized a grant to Messrs. Krehbiel, Eberle, and McGraw of restricted stock of 25,000 shares, 15,000 shares, and 20,000 shares, respectively. The grant date value of each restricted stock award to these named executive officers is limited under the CPP requirements and may not exceed one-half of the executive officer’s base salary for the calendar year. Based on competitive data and analyses provided by our compensation consultant and other considerations involved with the named executive officer’s respective position, the compensation committee decided to provide 2011 restricted stock awards with a grant date value of 28% of base salary to Mr. Krehbiel, 26% of base salary to Mr. Eberle, and 34% of base salary to Mr. McGraw. For 2012, our compensation committee made restricted stock grants to our named executive officers equal to 10% of their base salary on similar terms. The OCC has stated it has no objections to the grant of these awards for 2012. The compensation committee generally approves equity-based awards at a meeting early in the first quarter of each fiscal year, after our year-end financial results have been released.

Historically, we have also awarded nominal cash bonuses based on years of service and annual holiday bonuses to all employees, including our executives. Holiday bonuses were discontinued in 2011. We also reserve the right to pay bonus compensation under other circumstances.

In 2011, the compensation committee approved a grant of discretionary cash retention awards to Mr. Jorgensen and Ms. Kolling, neither of whom are subject to the CPP limitation on bonus, retention and incentive awards because, while they are named executive officers, they are not among our five most highly paid employees. The compensation committee approved a total award for Mr. Jorgensen of $16,800 and a total award for Ms. Kolling of $24,720. These cash-based awards, which are payable in three equal annual installments, are provided for retention purposes and to lessen the usage of shares under our equity-based compensation plan. An installment will vest and be paid if the officer remains employed on December 31 of each year and has been continuously employed throughout the year, subject to accelerated vesting of an installment in the event of death or disability during the calendar year. The vested portion of the cash retention award will be paid on January 31 in the year following the year in which vesting occurs. On January 23, 2012, the compensation committee approved a grant of discretionary cash retention awards of $5,738 and $9,494 to Mr. Jorgensen and Ms. Kolling, respectively. The OCC has stated it has no objections to the grant of these awards for 2012. These cash-based awards are payable and vest on the same terms as the cash awards granted to these individuals in 2011.

The compensation committee worked with its compensation consultant to develop, within the limitations imposed by the CPP, an incentive compensation plan for Mr. Krehbiel in 2011 to more closely link his compensation with individual and bank performance. The plan is based on the achievement of annual financial and non-financial objectives, which were established by the compensation committee at the beginning of 2011. The allocation of incentives between financial and non-financial objectives for the 2011 incentive compensation plan was split 20% for attainment of certain percentages of budgeted earnings per share, which was $0.64, and 80% for attainment of certain percentages of budgeted non-performing assets of $42.1 million, certain percentages of budgeted provision for loan losses of $10.2 million, and meeting other strategic objectives. For 2011, our actual earnings per share was ($3.47), our non-performing assets balance was $50.6 million, and our provision for loan losses was $17.3 million. Because the performance objectives were not achieved, Mr. Krehbiel did not receive an additional award of performance-based restricted stock in 2011.

Benefits.    The compensation committee’s philosophy is that a competitive benefits package contributes to executive retention. Our executive officers participate on an equal, nondiscriminatory basis with all other employees in our medical insurance plan, medical reimbursement plan, childcare plan, long-term disability plan and group life insurance plan. If an executive officer retires after 15 years of service, we will continue to pay the employer portion of his or her health insurance coverage until he or she reaches the age of 65.

Our executive officers also participate along with other employees, on a nondiscriminatory basis, in a 401(k) plan with a 25% match on employee contributions up to 8% of the employee’s salary.

Our executive officers also participate on a nondiscriminatory basis in our Employee Stock Ownership Plan (ESOP). All of our employees are eligible to participate in the ESOP after they complete one year of service as defined by the plan. The ESOP holds shares of our common stock that secure a loan for the funds that were used to acquire the ESOP shares. Each year the security interest is released from a fixed number of shares as a fixed amount of the loan is amortized. The shares that are released from the security interest are allocated to eligible participant accounts based on the percentage of the participant’s compensation (subject to limits) to the entire compensation of all plan participants. The value of the ESOP contributions vary based on the price of our common stock and represents less than 1% of each executive’s base salary amount.

The compensation committee considers the benefits granted to executive officers when determining executive officer compensation amounts and comparing compensation amounts to other executives at similar companies, and considers the value of the ESOP contributions when it considers the mix between cash and equity compensation.

Change in Control Compensation.    We also have entered into change-in-control agreements with each of our named executive officers, other than Mr. McGraw, that, subject to CPP requirements, provide for a cash payment equal to 200% of the employee’s prior year base salary and bonus if, following a change in control, his or her employment is involuntarily terminated or the employee terminates his or her employment for “good reason.” The compensation committee’s philosophy is that change-in-control agreements are appropriate to induce executives to remain with our company in the event of a proposed or anticipated change in control or through a change in control to facilitate an orderly transition to new ownership. The change-in-control agreements also assist us in recruiting and retaining executives by providing executives with appropriate economic security, given the relatively limited number of alternative employers in our industry and geographic area, against loss of employment following a change in control. However, until we have repaid all of the financial assistance we received under the CPP, we may not make any payment to our named executive officers in connection with a change in control, except for payments for services performed or benefits accrued.

Recovery of Performance-Based Compensation

The Sarbanes-Oxley Act requires recovery of certain incentive and equity compensation from our principal executive officer and principal financial officer in the event of restatement of financial results due to misconduct. The audit committee is responsible for determining if bonus or stock compensation paid to the principal executive officer or principal financial officer should be recovered in the event of a restatement.

COMPENSATION COMMITTEE REPORT

The compensation committee certifies that at least every six months, it has

•

discussed, evaluated and reviewed with the senior risk officer the named executive officer compensation plans in an effort to ensure that such plans do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of our company;

•	discussed, evaluated and reviewed with the senior risk officer the employee compensation plans in light of the risks posed to our company by such plans and how to limit such risks; and

•

discussed, evaluated and reviewed employee compensation plans in an effort to ensure that these plans do not encourage the manipulation of reported earnings of our company to enhance the compensation of any of our company’s employees.

In addition, the compensation committee certifies that it has made reasonable efforts to identify and limit any features of the named executive officer compensation plans that could lead named executive officers to take unnecessary and excessive risks that could threaten the value of our company and has made reasonable efforts to identify and limit any features of the employee compensation plans that pose risks to our company in an effort to ensure that our company is not unnecessarily exposed to risks.

Based on, among other factors, the committee’s assessment of the principal risks to which our company is subject, its evaluation of the existing compensation arrangements for our named executive officers in accordance with the limitations imposed under the CPP and the Supervisory Agreements, the relatively significant portion of total compensation represented by base salary and the CPP limitation on the use of variable forms of compensation, the discretion to award incentive compensation exercisable by the company, the customary use of non-financial objectives in determining a significant portion of any incentive compensation, the use of restricted stock as a significant component of equity incentive compensation and the sole component in recent years, the required vesting periods included in equity awards, the holding period required after vesting for restricted stock grants subject to the requirements related to the CPP, and the clawback requirements to which incentive compensation is now subject, the compensation committee concluded that our compensation plans for our named executive officers are not reasonably likely to encourage unnecessary or excessive risk, including behavior focused on short-term results rather than long-term value creation, that would threaten the value of our company.

Based on, among other factors, the elements of our employees’ compensation, the relatively significant portion of total compensation represented by base salary for our employees, the discretion to award incentive compensation exercisable by the company, the use of non-financial objectives in determining a significant portion of any incentive compensation, the use of restricted stock as a significant component of equity incentive compensation and the sole component in recent years, the required vesting periods included in equity awards, executive and management oversight of our operations and our systems of internal controls over financial reporting, the compensation committee concluded that our employee compensation plans are not reasonably likely to encourage behavior focused on short-term results rather than long-term value creation or encourage the manipulation of our reported earnings to enhance the compensation of any of our employees.

The compensation committee has discussed and reviewed the compensation discussion and analysis with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

Members of The Compensation Committee

Karen L. Himle

Hugh C. Smith

Michael J. Fogarty

Allen J. Berning

2011 EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Bradley C. Krehbiel	2011	264,500	0	75,000	13,360	352,860
President	2010	264,500	150	92,400	19,051	376,101
	2009	231,327	150	70,620	10,401	312,498

Jon J. Eberle	2011	175,000	0	45,000	5,388	225,388
Senior Vice President, Chief Financial Officer and Treasurer	2010	165,500	150	57,750	7,655	231,055
	2009	156,333	300	49,500	7,709	213,842

Lawrence D. McGraw	2011	175,000	0	60,000	3,842	238,842
Senior Vice President and Chief Credit Officer	2010	139,202	20,050	0	3,221	162,473
	2009	—	—	—	—	—

Dwain C. Jorgensen	2011	114,758	5,600	0	3,620	123,970
Senior Vice President, Facilities and Compliance Services	2010	112,508	150	16,800	4,495	133,953
	2009	112,091	500	36,960	5,724	155,275

Susan K. Kolling	2011	126,582	8,240	0	3,994	138,816
Senior Vice President, Business Development	2010	124,100	150	24,720	5,699	154,669
	2009	123,683	550	40,788	6,216	171,237

(1)

Other than the $20,000 signing bonus paid to Mr. McGraw upon the commencement of his employment in 2010 and the retention awards that vested to Mr. Jorgensen and Ms. Kolling in 2011, these amounts represent the nominal cash bonuses we paid to all employees for holidays and years of service. In 2011, holiday bonuses for all employees were eliminated. We generally pay bonuses for a fiscal year in the first quarter of the following fiscal year. Holiday and years of service bonuses are generally paid in December.

(2)

Mr. Jorgensen was granted a cash retention bonus of $16,800 and Ms. Kolling was granted a cash retention bonus of $24,720. These cash retention awards vest equally over a 3 year period provided the officer remains employed with us on December 31st of each year.

(3)

The amount reported is the aggregate grant-date fair market value computed in accordance with FASB Accounting Standards Codification, or ASC, Topic 718. See footnote 13 in the notes to consolidated financial statements included in our annual report for the assumptions made in determining the fair value of stock awards in accordance with ASC Topic 718.

(4)	All other compensation consists of the following:

Name	Employer 401(k) Contribution ($)	Value of Common Stock Allocated to ESOP ($)	Employer Paid Life Insurance Premiums ($)	Dividends Received on Vested Restricted Stock ($)	Perquisites and Other Personal Benefits ($)(a)	Total ($)
Bradley C. Krehbiel
2011	4,900	1,369	347	640	6,104	13,360
2010	3,732	1,929	350	1,596	11,444	19,051
2009	4,630	2,610	428	2,733	0	10,401

Jon J. Eberle
2011	3,500	978	345	565	0	5,388
2010	2,794	1,319	342	1,410	1,790	7,655
2009	3,133	1,764	416	2,396	0	7,709

Lawrence D. McGraw
2011	3,500	0	342	0	0	3,842
2010	2,984	0	237	0	0	3,221

Dwain C. Jorgensen
2011	2,296	641	235	448	0	3,620
2010	2,253	887	233	1,122	0	4,495
2009	2,252	1,265	284	1,923	0	5,724

Susan K. Kolling
2011	2,532	707	259	476	20	3,994
2010	2,500	985	258	1,185	771	5,699
2009	2,485	1,396	312	2,023	0	6,216

(a)	Perquisites and other personal benefits include the payment of unused personal time off in excess of carryover limits in 2010 and 2011.

Change-In-Control Agreements

Under regulations related to the CPP, until we have repaid all of the financial assistance we received under the CPP, we may not make any payment to our named executive officers upon a change in control, except for payments for services performed or benefits accrued. Prior to our receipt of funds under the CPP, our banking subsidiary entered into a change-in-control agreement with each of Messrs. Krehbiel, Eberle and Jorgensen and Ms. Kolling as of May 27, 2008. These original agreements expired on May 30, 2010, but they provide for an automatic extension for one year and from year to year thereafter unless either applicable party gives contrary written notice 180 days prior to the expiration date each year. No such notice was given as of December 31, 2011. Therefore, by their terms, these agreements were extended to May 30, 2013. These agreements were designed to assist us in maintaining a stable and competent management team.

If permitted, the agreements provide for a cash payment equal to 200% of the employee’s prior year base salary and bonus prior to termination in the event that their employment is terminated in connection with a change of control. A change of control occurs under the agreements if any person other than the executive, us, or one of our benefit plans acquires or becomes the beneficial owner of 35% or more of our outstanding stock entitled to vote in a general election of directors; a majority of the members of our board are replaced as a result of an actual or threatened election contest; a reorganization, merger or consolidation of us is consummated that changes our ownership by 35% or more; or our stockholders approve a complete liquidation or dissolution of us or disposition of substantially all of our assets. If permitted, these named executive officers would also be eligible for the cash payment if they voluntarily terminate employment within one year after a change in control has occurred if their duties, responsibilities, base salary, or benefits are reduced or if their principal place of employment is relocated more than 35 miles from its current location. These agreements also provide that these named executive officers, if permitted, would participate in the health, disability and life insurance plans and programs that they were entitled to immediately prior to termination for one year after termination. If payment under these agreements were permitted, the amounts payable pursuant to these agreements would be reduced by the amount of any severance pay that the employees receive from the bank, its subsidiaries or its successors. Based on their prior year base salary and bonus amounts, if their employment had been terminated as of December 31, 2011, under circumstances giving rise to the salary payment described above and the payments were permitted, Mr. Krehbiel would have been entitled to receive approximately $529,000, Mr. Eberle would have been entitled to receive approximately $350,000, Mr. Jorgensen would have been entitled to receive approximately $240,716 and Ms. Kolling would have been entitled to receive approximately $269,644. The agreements provide that if the cash payments under the agreements together with any other compensation payments triggered by the change in control would constitute a “parachute payment” under Section 280G of the internal revenue code, the cash payments under the agreements would be reduced to the largest amount as would result in no portion of the payment being subject to an excise tax under the code. Pursuant to the Supervisory Agreements, any payment made under the change-in-control agreements must comply with the applicable rules and regulations of the Federal Deposit Insurance Corporation.

Grants of Plan-Based Awards in 2011

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock ($)(2)
Bradley C. Krehbiel	January 27, 2011	25,000	75,000
Jon J. Eberle	January 27, 2011	15,000	45,000
Lawrence D. McGraw	January 27, 2011	20,000	60,000
Dwain C. Jorgensen	—	—	—
Susan K. Kolling	—	—	—

(1)

Of Mr. Krehbiel’s stock award, 12,500 shares will vest on January 27, 2014 and 12,500 shares will vest on January 27, 2015. Of Mr. Eberle’s stock award, 7,500 will vest on January 27, 2014 and 7,500 shares will vest on January 27, 2015. Of Mr. McGraw’s stock award, 10,000 shares will vest on January 27, 2014 and 10,000 shares will vest on January 27, 2015.

(2)	Based on a market value of $3.00 on January 27, 2011.

Outstanding Equity Awards

The following tables summarize the outstanding option grants and stock awards at December 31, 2011, of the named executive officers and the value of the restricted stock that vested in 2011.

Outstanding Equity Awards at December 31, 2011

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Bradley C. Krehbiel	5,643	6,199	16.13	04/15/2012	46,735	90,666
	4,540	0	27.66	03/02/2014
Jon J. Eberle	3,654	6,199	16.13	04/15/2012	28,959	56,180
	3,640	0	27.66	03/02/2014
Lawrence D. McGraw	0	0	0	–	20,000	38,800
Dwain C. Jorgensen	6,301	6,199	16.13	04/15/2012	4,620	8,963
	3,580	0	27.66	03/02/2014
Susan K. Kolling	2,990	6,199	16.13	04/15/2012	7,346	14,251
	3,780	0	27.66	03/02/2014

(1)	Mr. Krehbiel received a grant of options on April 16, 2002, of which 5,643 options vested on April 16, 2011 and 6,199 options will vest on January 1, 2012. Mr. Eberle received a grant of options on April 16, 2002, of which 3,654 options vested on April 16, 2011, and 6,199 options will vest on January 1, 2012. Mr. Jorgensen received a grant of options on April 16, 2002, of which 102 options vested on April 16, 2010, 6,199 options vested April 16, 2011 and 6,199 options will vest on January 1, 2012. Ms. Kolling received a grant of options on April 16, 2002, of which 2,990 options vested on April 16, 2011, and 6,199 options will vest on January 1, 2012.

(2)	Of Mr. Krehbiel’s unvested stock awards, 11,200 shares will vest on January 26, 2012, 4,935 shares will vest on May 8, 2012, 5,600 shares will vest on January 26, 2013, 12,500 shares will vest on January 27, 2013 and 12,500 shares will vest on January 27, 2014. Of Mr. Eberle’s unvested stock awards, 7,000 shares will vest on January 26, 2012, 3,459 shares will vest on May 8, 2012, 3,500 shares will vest on January 26, 2013, 7,500 shares will vest on January 27, 2013 and 7,500 shares will vest on January 27, 2014. Of Mr. McGraw’s unvested stock awards, 10,000 shares will vest on January 27, 2013 and 10,000 shares will vest on January 27, 2014. Of Mr. Jorgensen’s unvested stock awards, 1,018 shares will vest on January 26, 2012, 2,583 shares will vest on May 8, 2012 and 1,019 shares will vest on January 26, 2013. Of Ms. Kolling’s unvested stock awards, 2,997 shares will vest on January 26, 2012, 2,851 shares will vest on May 8, 2012 and 1,498 shares will vest on January 26, 2013.

(3)	Represents market value of underlying securities at year end of $1.94, which is the closing price of the common stock on the last trading day of 2011.

2011 Restricted Stock Vesting

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Bradley C. Krehbiel	10,723	32,033
Jon J. Eberle	7,671	22,893
Lawrence D. McGraw	0	0
Dwain C. Jorgensen	6,779	20,018
Susan K. Kolling	6,333	18,898

(1)	Mr. Krehbiel’s stock awards vested as follows: 853 shares on January 25, 2011 and 9,870 shares on May 8, 2011. Mr. Eberle’s stock awards vested as follows: 753 shares on January 25, 2011 and 6,918 shares on May 8, 2011. Mr. Jorgensen’s stock awards vested as follows: 596 shares on January 25, 2011, 1,018 shares on January 26, 2011, and 5,165 shares n May 8 2011. Ms. Kolling’s stock awards vested as follows: 633 shares on January 25, 2011 and 5,700 shares on May 8, 2011.
(2)	Based on market value of our common stock on the relevant vesting date.

2011 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Bradley C. Krehbiel	FIRF	3 years, 2 months	13,554	0
Jon J. Eberle	FIRF	6 years, 11 months	14,452	0
Dwain C. Jorgensen	FIRF	27 years, 1 month	270,606	0
Susan K. Kolling	FIRF	28 years, 9 months	203,548	0

Our employees are included in the Financial Institutions Retirement Fund (FIRF), a multi-employer comprehensive pension plan. This non-contributory defined benefit retirement plan covers all employees who have met minimum service requirements. Employees become 100% vested in the pension plan after five years of eligible service. Our policy is to fund the minimum amounts required by the plan, and for 2011, we made a contribution of $291,000 to the plan. On September 1, 2002, benefits for all of the existing participants under the plan were frozen, and as a result, no additional benefits have been earned and no new employees have been enrolled in the plan after that date. At age 65, Mr. Krehbiel will be entitled to annual payments of $2,567, Mr. Eberle will be entitled to annual payments of $4,141, Mr. Jorgensen will be entitled to annual payments of $28,247, and Ms. Kolling will be entitled to annual payments of $23,779. The annual benefit amount is calculated based on the employees’ base salary for the five years prior to the plan being frozen.

OTHER EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 for compensation plans under which equity securities may be issued.

	(a)	(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by stockholders	169,450	18.38	70,821
Equity compensation plans not approved by stockholders	0	0	0

Total	169,450	18.38	70,821

(1) Includes securities available for future issuance under stockholder approved compensation plans other than upon the exercise of an option, warrant or right, as follows: 70,821 shares under the company’s 2009 Equity Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us and written representations from our directors and executive officers, all Section 16(a) filing requirements were met for 2011, except that Hugh C. Smith filed a late Form 4 on December 2, 2011 to report a stock purchase that he made on November 29, 2011.

ADDITIONAL INFORMATION

We are furnishing our annual report, including financial statements, for the year ended December 31, 2011, to each stockholder with this proxy statement. Stockholders who wish to obtain an additional copy of our annual report, or a copy of our Current Report on Form 10-K filed with the Securities and Exchange Commission, for the year ended December 31, 2011, may do so without charge by writing to Chief Financial Officer, 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057. The annual report is also available online at www.hmnf.com or www.proxydocs.com/hmnf.

HMN FINANCIAL, INC.
By Order of the Board of Directors

Cindy K. Hamlin Secretary

Dated: March 22, 2012

HMN FINANCIAL, INC.

ANNUAL MEETING OF STOCKHOLDERS Tuesday, April 24, 2012 10:00 a.m. Rochester Golf & Country Club 3100 W. Country Club Road Rochester, Minnesota

HMN Financial, Inc. 1016 Civic Center Drive N.W. Rochester, Minnesota 55901-6057	PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, April 24, 2012.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Bradley C. Krehbiel and Jon J. Eberle, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945	COMPANY #
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.eproxy.com/hmnf

Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 23, 2012. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 23, 2012. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

MAIL– Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò   Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.
1. Election of directors:	01 Bradley C. Krehbiel	☐ Vote FOR		☐ Vote WITHHELD
	02 Hugh C. Smith	all nominees		from all nominees
	03 Mark E. Utz	(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. The approval, in an advisory (non-binding) vote, of the compensation of executives, as disclosed in the proxy statement		☐ For	☐ Against	☐ Abstain

3. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012		☐ For	☐ Against	☐ Abstain

4. In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.